SECURITY AGREEMENT
among
TAL INTERNATIONAL CONTAINER CORPORATION,
and
SUNTRUST BANK
AS COLLATERAL AGENT
________________________________
Dated as of April 2, 2014
________________________________

TABLE OF CONTENTS
Page

ARTICLE I SECURITY INTERESTS	1

1.1.	Grant of Security Interests 1

1.2.	Power of Attorney 2

1.3.	Authority to File Financing Statements 3

ARTICLE II GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	3

2.1.	Necessary Filings 3

2.2.	No Liens 3

2.3.	Other Financing Statements 3

2.4.	Chief Executive Office 4

2.5.
Legal Names; Type of Organization (and Whether a Registered Organization or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc    4

2.6.	Trade Names; Etc 4

2.7.	Certain Significant Transactions 4

2.8.	Non-UCC Property 5

2.9.	Recourse 5

2.10.	As-Extracted Collateral; Timber-to-be-Cut 5

ARTICLE III SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL	5

3.1.	Direction to Account Debtors; Contracting Parties; etc 5

3.2.	Collection 5

3.3.	Debtor Remains Liable Under Contracts and Leases 6

3.4.	Chattel Paper 6

3.5.	Container Management System 6

3.6.	Further Actions 7

ARTICLE IV PROVISIONS CONCERNING ALL COLLATERAL	7

4.1.	Protection of Collateral Agent’s Security 7

4.2.	Warehouse Receipts Non-Negotiable 7

4.3.	Additional Information 7

4.4.	Finance Leases 7

4.5.	Financing Statements 8

4.6.	Software 8

4.7.	Further Actions 8

ARTICLE V REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT	8

5.1.	Remedies; Obtaining the Collateral Upon An Event of Default 8

5.2.	Remedies; Disposition of the Collateral 9

5.3.	Waiver of Claims 10

5.4.	Application of Proceeds 11

5.5.	Remedies Cumulative 12

5.6.	Discontinuance of Proceedings 12

ARTICLE VI DEFINITIONS	13

ARTICLE VII MISCELLANEOUS	17

7.1.	Notices 17

7.2.	Waiver; Amendment 17

7.3.	Obligations Absolute 17

7.4.	Successors and Assigns 17

7.5.	Headings Descriptive 18

7.6.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL 18

7.7.	Debtor’s Duties 19

7.8.	Termination; Release 19

7.9.	Counterparts 20

7.10.	Severability 20

7.11.	The Collateral Agent and the other Secured Creditors 20

ANNEX A	Schedule of Chief Executive Offices Address(es) of Chief Executive Office

ANNEX B	Schedule of Legal Names, Type of Organization (and Whether a Registered Organization or a Transmitting Utility), Jurisdiction of Organization, Location and Organizational Identification Numbers

ANNEX C	Schedule of Trade and Fictitious Names

ANNEX D	Description of Certain Significant Transactions Occurring Within One Year Prior to the Date of the Security Agreement

Schedule 1	List of Containers

SECURITY AGREEMENT
SECURITY AGREEMENT, dated as of April 2, 2014, made by TAL INTERNATIONAL CONTAINER CORPORATION, a Delaware corporation (together with its successors and permitted assigns, “Debtor”) in favor of SUNTRUST BANK, as administrative agent for the benefit of the Secured Creditors (as defined below) (in such capacity and (in either case) together with any successor administrative agent, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, Debtor, the lenders from time to time party thereto (the “Lenders”), SunTrust Bank, as administrative agent (together with any successor administrative agent, the “Administrative Agent”) and SunTrust Robinson Humphrey Inc., as Lead Arranger, have entered into a Term Loan Agreement, dated as of April 2, 2014, providing for the making of Loans to the Debtor (as used herein, the term “Term Loan Agreement” means the Term Loan Agreement described above in this paragraph, as the same may from time to time be amended, modified, extended, renewed, replaced, restated, supplemented and/or refinanced from time to time, and including any agreement extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional obligors or guarantors thereunder or any increase in the amount borrowed) of all or any portion of, the Secured Obligations under such Term Loan Agreement);
WHEREAS, it is a condition precedent to the making of Loans to the Debtor under the Term Loan Agreement that the Debtor shall have executed and delivered this Agreement to the Collateral Agent; and
WHEREAS, the Debtor will obtain benefits from the incurrence of Loans under the Term Loan Agreement and, accordingly, desires to execute this Agreement in order to satisfy the conditions described in the preceding recitals and to induce the Lenders to make Loans to the Debtor;
NOW, THEREFORE, in consideration of the benefits accruing to the Debtor, the receipt and sufficiency of which are hereby acknowledged, the Debtor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:
ARTICLE I
SECURITY INTERESTS
1.1.    Grant of Security Interests. Debtor does hereby grant unto the Collateral Agent in its capacity solely as collateral agent for the equal and ratable benefit of the Secured Creditors, as security for the prompt payment and performance when due of all of the Secured Obligations, a continuing security interest in all of the right, title and interest of the Debtor in, to and under all of the following personal property (and all rights therein) of the Debtor, or in which or to which the Debtor has any rights, in each case whether now existing or hereafter from time to time acquired (collectively, the “Collateral”):
(a)    All marine and maritime shipping containers (including dry, cargo containers, refrigerated containers (including the associated generation sets, GPS units and refrigeration units), tank containers, special purpose containers and cellular pallet wide containers) listed on Schedule 1 to this Agreement (as such Schedule 1 shall be amended and supplemented from time to time in accordance with the terms of the Term Loan Agreement), including all additions to, substitutes therefor and replacements thereof (including all Substitute Containers) made from time to time by the Debtor in accordance with the terms of the Term Loan Agreement (all of the foregoing collectively, the “Containers”);
(b)    all Related Assets with respect to such Containers;
(c)    all Accounts, Chattel Paper, General Intangibles, Instruments and Inventory, in each case to the extent (but only to the extent) that such items relate to any such Containers;
(d)    all proceeds and rights under any Lease and related agreements, including rentals, termination rights, rights to compel performance and guarantees, in each case to the extent (but only to the extent) that such items relate to any such Containers;
(e)    all insurance proceeds and other proceeds from dispositions, in each case to the extent (but only to the extent) that such items relate to any such Containers;
(f)    all condemnation and confiscation awards, in each case to the extent (but only to the extent) that such items relate to any such Containers;
(g)    any Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in any Collateral Account; and
(h)    to the extent not otherwise included above, all Accessions, income, payments, Proceeds and products of any and all of the foregoing.
On each Drawdown Date and thereafter simultaneously with the delivery of each Borrowing Base and Equipment Report in accordance with Section 8.1 of the Term Loan Agreement, the Debtor shall deliver to the Collateral Agent an update to Schedule 1 that reflects all additional Containers that have become subject to the Lien created by this Agreement and all Containers that have been released from the Lien created by this Agreement.
1.2.    Power of Attorney. The Debtor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of the Debtor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to the Debtor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.
1.3.    Authority to File Financing Statements. The Debtor hereby irrevocably authorizes the Collateral Agent, at any time, and from time to time, to file any initial financing statements (and amendments thereto) without the signature of the Debtor that (a) indicate the Collateral, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, and (b) provide any other information required for the sufficiency or filing office acceptance of any financing statement or amendment. The Debtor also ratifies its authorization for the Collateral Agent to have filed with such offices any amendments to the financing statements or documents of similar import described above.
ARTICLE II
GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS
The Debtor represents, warrants and covenants on the Closing Date and each Funding Date as follows:
2.1.    Necessary Filings. The Debtor has filed or caused to be filed all UCC-1 and UCC-3 financing statements (collectively, the “Financing Statements”) in the filing office in the State of Delaware (the Debtor’s jurisdiction of organization) (or has authenticated and delivered to the Collateral Agent the Financing Statements suitable for filing in such offices), and the security interests granted to the Collateral Agent pursuant to this Agreement in and to the Collateral create valid and, together with all such filings, registrations, recordings and other actions, perfected security interests (to the extent that a security interest therein may be perfected solely by the filing of financing statements under the relevant UCC) therein prior to the rights of all other Persons therein (other than holders of Permitted Liens) and subject to no other Liens (other than Permitted Liens related thereto). In addition, the Debtor shall comply with the terms and provisions of the UNIDROIT Convention or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted by the container leasing industry.
2.2.    No Liens. The Debtor is, and as to all Collateral acquired by it from time to time after the date hereof the Debtor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than holders of Permitted Liens), and the Debtor shall defend the Collateral against all claims and demands of all Persons (other than holders of Permitted Liens) at any time claiming the same or any interest therein adverse to the Collateral Agent.
2.3.    Other Financing Statements. There is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and the Debtor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by the Debtor or in connection with Permitted Liens or financing statements for which proper termination statements have been delivered to the Collateral Agent for filing.
2.4.    Chief Executive Office. During the five year period preceding the date of this Agreement, the chief executive office of the Debtor has not been located at any address other than that indicated on Annex A.
2.5.    Legal Names; Type of Organization (and Whether a Registered Organization or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc. The exact legal name of the Debtor, the type of organization of the Debtor, whether or not the Debtor is a Registered Organization, the jurisdiction of organization of the Debtor, the Debtor’s Location, the organizational identification number (if any) of the Debtor, and whether or not the Debtor is a Transmitting Utility, is listed on Annex B hereto (as the same may be updated from time to time for changes made that are not prohibited by the Loan Documents). The Debtor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Person which is not a Transmitting Utility, its jurisdiction of organization, its Location, or its organizational identification number (if any) from that used on Annex B hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Loan Documents and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) the Debtor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States) if (i) it shall have given to the Collateral Agent not less than fifteen (15) days prior written notice of each change to the information listed on Annex B (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex B which shall correct all information contained therein for the Debtor, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that the Debtor does not have an organizational identification number on the date hereof and later obtains one, the Debtor shall promptly thereafter notify the Collateral Agent of such organizational identification number (to the extent such organizational identification number is required to perfect the Collateral Agent’s security interests hereunder) and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.
2.6.    Trade Names; Etc. The Debtor has not in the five years preceding the date of this Agreement operated in any jurisdiction under any trade names, fictitious names or other names except its legal name as specified in Annex B and such other trade or fictitious names as are listed on Annex C hereto.
2.7.    Certain Significant Transactions. During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into the Debtor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, the Debtor, in each case except as described in Annex D hereto. With respect to any transactions so described in Annex D hereto, the Debtor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with the Debtor, or was liquidated into or transferred all or substantially all of its assets to the Debtor, and shall have furnished to the Collateral Agent such UCC Lien searches as may have been reasonably requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above with respect to any Collateral, including without limitation pursuant to Section 9-316(a)(3) of the UCC.
2.8.    Non-UCC Property. None of the Collateral is of the types described in Section 9-311(a) of the UCC.
2.9.    Recourse. This Agreement is made with full recourse to the Debtor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the Debtor contained herein and in the Loan Documents.
2.10.    As-Extracted Collateral; Timber-to-be-Cut. None of the Collateral constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut.
ARTICLE III
SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL
3.1.    Direction to Account Debtors; Contracting Parties; etc Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs the Debtor, the Debtor agrees (a) to cause all payments on account of the Accounts and Contracts constituting, arising out of, or relating to, the Collateral to be made directly to the Collateral Account, (b) that the Collateral Agent may, at its option, directly notify the obligors with respect to any such Accounts or under any such Contracts to make payments with respect thereto as provided in the preceding clause (a), and (c) that the Collateral Agent may enforce collection of any such Accounts and any such Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as the Debtor. Without notice to or assent by the Debtor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, a Collateral Account toward the payment of the Secured Obligations in the manner provided in Section 5.4 of this Agreement. The reasonable costs and expenses of collection (including reasonable attorneys’ fees) actually incurred, whether incurred by the Debtor or the Collateral Agent, shall be borne by the Debtor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (b) to the Debtor; provided, that (i) the failure by the Collateral Agent to so notify the Debtor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.1 and (ii) no such notice shall be required if an Event of Default described in paragraph (h) of Section 13.1 of the Term Loan Agreement has occurred and is continuing.
3.2.    Collection. The Debtor shall endeavor in accordance with its customary business practices to cause to be collected from the account debtor named in each of its Accounts constituting Collateral or obligor under any Lease constituting, arising out of, or relating to the Collateral, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Lease, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Lease. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, the Debtor may allow, in the ordinary course of business and in accordance with the terms of the Credit and Collection Policy in effect from time to time, as adjustments to amounts owing under its Accounts and Leases (a) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which the Debtor finds appropriate in accordance with its business judgment and (b) a refund or credit due as a result of improperly performed services or for other reasons which the Debtor finds appropriate in accordance with reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection actually incurred, whether incurred by the Debtor or the Collateral Agent, shall be borne by the Debtor.
3.3.    Debtor Remains Liable Under Contracts and Leases. Anything herein to the contrary notwithstanding, the Debtor shall remain liable under each of the Contracts and Leases which arise out of, or relate to, any of the Collateral to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract or Lease. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract or Lease by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract or Lease pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any Contract or Lease, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract or Lease, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to any Secured Creditor or to which it may be entitled at any time or times.
3.4.    Chattel Paper. Upon the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default made at any time or from time to time, the Debtor shall promptly furnish to the Collateral Agent a list of all Electronic Chattel Paper which constitutes, arises out of, or relates to, the Collateral held or owned by the Debtor. Furthermore, if requested by the Collateral Agent following the occurrence and during the continuance of an Event of Default, the Debtor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of all Electronic Chattel Paper which constitutes, arises out of, or relates to, the Collateral in accordance with the requirements of Section 9-105 of the UCC. The Debtor will promptly (and in any event within ten (10) Business Days) following any request by the Collateral Agent following the occurrence and during the continuance of an Event of Default, deliver all of its Tangible Chattel Paper which constitutes, arises out of, or relates to, the Collateral to the Collateral Agent. The Debtor hereby agrees not to deliver any Chattel Paper which constitutes, arises out of, or relates to, the Collateral to any other Person.
3.5.    Container Management System. The Debtor agrees that (to the extent of its ownership or other interest therein) neither it nor any of its Affiliates shall create, incur, assume or grant or suffer to exist, directly or indirectly, in favor of any Person, any Lien (other than Permitted Liens) on the Container Management System. The Debtor shall promptly take or cause to be taken such actions as may be necessary to discharge any such Lien (other than Permitted Liens) on the Container Management System.
3.6.    Further Actions. The Debtor will, at its own expense, make, execute, endorse, acknowledge, file or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments or grants of security interest, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act (or other similar law), arising out of or relating to the Collateral and covered by the security interest hereby granted, as the Collateral Agent may reasonably require (subject to the carve-outs and exceptions set forth herein).
ARTICLE IV
PROVISIONS CONCERNING ALL COLLATERAL
4.1.    Protection of Collateral Agent’s Security. Except as otherwise permitted by the Loan Documents, Debtor will do nothing to impair the rights of the Collateral Agent in the Collateral. The Debtor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of the Debtor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Debtor.
4.2.    Warehouse Receipts Non-Negotiable. To the extent practicable, the Debtor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of the Collateral, the Debtor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7‑104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).
4.3.    Additional Information. In addition to the information to be provided by the Debtor to the Administrative Agent pursuant to Section 8.1 of the Term Loan Agreement, upon the occurrence and during the continuance of an Event of Default the Debtor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within ten (10) Business Days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the terms of any Lease to which any Container is then subject and the scheduled expiration date and permitted drop-off locations under such Lease) as may be reasonably requested by the Collateral Agent. Without limiting the forgoing, the Debtor agrees that it shall promptly (and in any event within ten (10) Business Days after its receipt of the respective request) after the occurrence and during the continuance of an Event of Default furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.
4.4.    Finance Leases. The Debtor will, at its own expense, with respect to any Lessee that leases an Eligible Container pursuant to a Finance Lease, take the following actions by not later than ninety (90) days following the later of (a) the Closing Date and (b) the date such Finance Lease was entered into (if after the Closing Date):
(i)    if the Lessee’s Location is within the United States of America, then file in the appropriate filing office a UCC financing statement naming the Lessee as debtor/lessee, the Debtor as lessor/secured party, and the related Eligible Containers as the collateral; or
(ii)     if the Lessee’s Location is not within the United State of America, then the Debtor shall file with the Recorder of Deeds of the District of Columbia a UCC financing statement naming the Lessee as debtor/lessee, the Debtor as lessor/secured party, and the related Eligible Containers as the collateral.
4.5.    Financing Statements. The Debtor agrees to authenticate and deliver to the Collateral Agent such financing statements or other documents, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein (to the extent that a security interest therein may be perfected solely by the filing of financing statements under the relevant UCC) and the other rights and security contemplated hereby. The Debtor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.
4.6.    Software. The Debtor shall not create or attempt to create, assume or permit to subsist any Lien or other encumbrance (other than Permitted Liens) upon any Software owned by it (including the Container Management System) or any of its Software licenses.
4.7.    Further Actions. The Debtor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such additional documents which the Collateral Agent reasonably deems appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.
ARTICLE V
REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT
5.1.    Remedies; Obtaining the Collateral Upon An Event of Default. The Debtor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may:
(a)    subject to the right of any applicable Lessee to the right of quiet enjoyment of such property described in the related Lease, personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from the Debtor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Debtor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Debtor;
(b)    instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts, Leases and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of the Debtor in respect of such Collateral;
(c)    sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 5.2 hereof, or direct the Debtor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;
(d)    take possession of the Collateral or any part thereof, by directing the Debtor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event the Debtor shall at its own expense:
(i)    forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;
(ii)    store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 5.2 hereof; and
(iii)    while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;
(e)    apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 5.4; and
(f)    take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607(a) of the UCC;
it being understood that the Debtor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by the Debtor of said obligation.
5.2.    Remedies; Disposition of the Collateral. If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 5.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the Debtor which the Collateral Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Secured Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 5.2 without accountability to the Debtor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Debtor as hereinabove specified, the Collateral Agent need give the Debtor only such notice of disposition as shall be required by such applicable law. The Debtor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Debtor’s expense.
5.3.    Waiver of Claims. Except as otherwise provided in this Agreement, THE DEBTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES. In addition, the Debtor hereby further waives, to the extent permitted by law:
(a)    all damages occasioned by such taking of possession or any such disposition except any damages which arise from the Collateral Agent’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);
(b)    all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and
(c)    all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and the Debtor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.
Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Debtor therein and thereto, and shall be a perpetual bar both at law and in equity against the Debtor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Debtor.
5.4.    Application of Proceeds. (a) All moneys collected by the Collateral Agent upon any sale or other disposition of any Collateral pursuant to the enforcement of this Agreement or the exercise of any of the remedial provisions of the Term Loan Agreement or any other Loan Document, together with all other moneys received by the Collateral Agent hereunder in respect of the Collateral (including all monies received in respect of post-petition interest) as a result of any such enforcement or the exercise of any such remedial provisions or as a result of any distribution of any Collateral upon the bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of the Debtor, or the application of any Collateral to the payment thereof or any distribution of Collateral upon the liquidation or dissolution of the Debtor, or the winding up of the assets or business of the Debtor or under any insurance policies insuring any of the Collateral, shall be applied as follows:
(iv)    first, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent and the Collateral Agent for, or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent and the Collateral Agent in connection with the collection of such monies by the Administrative Agent or the Collateral Agent, as the case may be, for the exercise, protection or enforcement by the Administrative Agent and the Collateral Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent and the Collateral Agent under this Term Loan Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent and the Collateral Agent against any taxes or Liens which by law shall have, or may have, priority over the rights of the Administrative Agent and the Collateral Agent to such monies;
(v)    second, on a pro rata basis based upon amounts due, to the payment of interest and Fees payable by Debtor pursuant to the terms of the Term Loan Agreement;
(vi)    third, on a pro rata basis based upon amounts due, to the payment of the then Aggregate Note Principal Balance;
(vii)    fourth, to the payment, on a pro rata basis, of all remaining Secured Obligations;
(viii)    fifth, to the payment of any obligations required to be paid pursuant to Section 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and
(ix)    sixth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
(b)    All payments required to be made hereunder shall be made to the Administrative Agent for the account of the Secured Creditors.
(c)    For purposes of applying payments received in accordance with this Section 5.4, the Collateral Agent shall be entitled to rely upon the Administrative Agent.
(d)    It is understood that the Debtor shall remain liable with respect to its Secured Obligations to the extent of any deficiency between the amount of the proceeds of the Collateral granted by it hereunder and the amount of such Secured Obligations.
5.5.    Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Loan Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on the Debtor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, actually incurred in such enforcement, and the amounts thereof shall be included in such judgment.
5.6.    Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the Debtor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.
ARTICLE VI
DEFINITIONS
The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.
“Accession” shall mean “accession” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, but in any event shall include, without limitation, Goods which are physically united with other Goods in such a manner that the identity of the original Goods is not lost.
“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event shall include, but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State.
“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.
“Agreement” shall mean this Security Agreement as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.
“As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.
“Collateral” shall have the meaning provided in Section 1.1 of this Agreement.
“Collateral Account” means any collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Creditors after the occurrence and during the continuance of an Event of Default and pursuant to the provisions of Section 3.1.
“Collateral Agent” shall have the meaning provided in the recitals of this Agreement.
“Container” shall have the meaning provided in Section 1.1 of this Agreement.
“Container Management System” shall mean the “TERMS 2000” tracking and billing system, and any upgrade of, successor to, or replacement for, such system.
“Contracts” shall mean all contracts between the Debtor and one or more additional parties (including, without limitation, any licensing agreements, partnership agreements, joint venture agreements and limited liability company agreements).
“Debtor” shall have the meaning provided in the first paragraph of this Agreement.
“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.
“Event of Default” shall mean any Event of Default under, and as defined in, the Term Loan Agreement.
“General Intangible” shall mean “general intangible” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.
“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.
“Inventory” shall mean “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, but in any event shall include, without limitation, tangible personal property held by or on behalf of the Debtor (or in which the Debtor has an interest in mass or a joint or other interest) for sale or lease or to be furnished under contracts of service, tangible personal property which the Debtor has so leased or furnished, and raw materials, work in process and materials used, produced or consumed in the Debtor’s business, and shall include tangible personal property returned to the Debtor by the purchaser following a sale thereof by the Debtor and tangible personal property represented by Documents. All equipment, accessories and parts at any time attached or added to items of Inventory or used in connection therewith shall be deemed to be part of the Inventory.
“Lenders” shall have the meaning provided in the recitals of this Agreement.
“Location” shall mean the Debtor’s “location” as determined pursuant to Section 9-307 of the UCC.
“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event, shall also include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or the Debtor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to the Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.
“Secured Creditor” shall mean each of (i) the Collateral Agent, (ii) the Administrative Agent, (iii) each Lender and (iv) each Bank Product Provider.
“Secured Obligations” shall mean and include all of the following:
(a)    any and all present and future payment obligations and liabilities of the Debtor of every type and description to the Administrative Agent, the Collateral Agent, the Lenders, or any of their successors or permitted assigns, arising under the Term Loan Agreement and the other Loan Documents, whether for principal, interest, fees, expenses or other amounts (including reasonable and documented attorneys’ fees and expenses ) actually incurred, in each case whether due or not due, direct or indirect, joint or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, re-created or re-incurred, whether or not arising after the commencement of a proceeding under the Federal Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding;
(b)    all Bank Product Obligations;
(c)    any and all reasonable sums incurred, paid or advanced by the Collateral Agent in order to protect or preserve the Collateral or to preserve or perfect the security interest of the Collateral Agent in the Collateral; and
(d)    in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities referred to in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees actually incurred and court costs;
it being acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.
“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.
“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.
“Term Loan Agreement” shall have the meaning provided in the recitals of this Agreement.
“Timber-to-be-Cut” shall mean “timber-to-be-cut” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.
Unless otherwise defined herein, all capitalized terms used herein and defined in the Term Loan Agreement shall be used herein as defined in the Term Loan Agreement.
ARTICLE VII

MISCELLANEOUS
7.1.    Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service or electronic mail and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by courier or by electronic mail, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier or electronic mail, except that notices and communications to the Collateral Agent or the Debtor shall not be effective until received by the Collateral Agent or the Debtor, as the case may be. All notices and other communications shall be in writing and addressed as set forth in the Term Loan Agreement.
7.2.    Waiver; Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Debtor (it being understood that the addition or release of the Debtor shall not constitute a change, waiver, discharge or termination affecting the Guarantor or any other obligor added or released) and the Collateral Agent (acting at the direction of the Required Lenders).
7.3.    Obligations Absolute. The obligations of the Debtor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Debtor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Loan Document; or (c) any amendment to or modification of any Loan Document or any security for any of the Secured Obligations; whether or not the Debtor shall have notice or knowledge of any of the foregoing.
7.4.    Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect, subject to release and/or termination as set forth in Section 7.8 hereof, (b) be binding upon the Debtor, its successors and assigns; provided, however, that the Debtor shall not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent, and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by the Debtor herein or in any certificate or other instrument delivered by the Debtor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Loan Documents regardless of any investigation made by the Secured Creditors or on their behalf.
7.5.    Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
7.6.    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK OR, TO THE EXTENT APPLICABLE WITH RESPECT TO UNITED STATES REGISTERED AND APPLIED-FOR MARKS, PATENTS AND COPYRIGHTS, FEDERAL LAW. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE DEBTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING. THE DEBTOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER THE DEBTOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER THE DEBTOR. THE DEBTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE DEBTOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 7.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. THE DEBTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE DEBTOR IN ANY OTHER JURISDICTION.
(b)    THE DEBTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO AGREES THAT EACH OF THEM MAY FILE A COPY OF THIS SECTION 7.6(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED FOR AGREEMENT OF EACH PARTY HERETO TO WAIVE ITS RIGHT TO TRIAL BY JURY.
7.7.    Debtor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that the Debtor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral, and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of the Debtor under or with respect to any Collateral.
7.8.    Termination; Release.
(a)    After the date upon which all of the Secured Obligations have been permanently paid in full, this Agreement shall terminate and the Collateral Agent, at the request and expense of the Debtor, will promptly execute and deliver to the Debtor a proper instrument or instruments (including Uniform Commercial Code termination statements on Form UCC-3 or its equivalent) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.
(b)    So long as no Event of Default has occurred and is continuing or would result therefrom, upon (i) the sale or other disposition of any part of the Collateral or any substitution of any Containers constituting any part of the Collateral that is permitted by the Loan Documents or that is otherwise consented to by the Required Lenders (or such higher percentage as may be required pursuant to the terms of the Term Loan Agreement), (ii) the use of any Proceeds in connection with the acquisition of any property or to pay any fees, costs and expenses of any Person, or (iii) the release of any part of the Collateral at the direction of the Collateral Agent, such Collateral shall automatically be released from the Lien of this Agreement, and the Lien of this Agreement shall be terminated with respect to such Collateral, and such Collateral shall automatically be assigned, transferred and conveyed to the applicable Debtor by the Collateral Agent.
(c)    Upon and after any and all releases contemplated in clauses (a) and (b) above, at the request and at the sole reasonable cost and expense of the Debtor, the Collateral Agent will execute and deliver such documentation, including termination or partial release statements and the like (without recourse and without any representation or warranty) to evidence such release or otherwise in connection therewith; provided, that upon request of the Collateral Agent, the Debtor shall deliver to the Collateral Agent a certificate signed by a Senior Designated Officer of the Debtor stating that the release of the respective Collateral is permitted pursuant to such Section 9.8(a) or (b).
(d)    The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in the absence of gross negligence and willful misconduct believes to be in accordance with) this Section 7.8 and the Loan Documents.
7.9.    Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Debtor and the Collateral Agent. Execution and delivery of this Agreement by facsimile signature shall constitute execution and delivery of this Agreement for all purposes hereof with the same force and effect as execution and delivery of a manually signed copy hereof.
7.10.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.11.    The Collateral Agent and the other Secured Creditors. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and the Term Loan Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed and delivered by their duly authorized officers as of the date first above written.
TAL INTERNATIONAL CONTAINER CORPORATION

By:
    Name:
    Title:
Accepted and Agreed to:
SUNTRUST BANK, as Collateral Agent
By:
    Name:
    Title:

ANNEX A
Chief Executive Office of the Debtor:
100 Manhattanville Road
Purchase, New York 10577

ANNEX B

SCHEDULE OF LEGAL NAME, TYPE OF ORGANIZATION
(AND WHETHER A REGISTERED ORGANIZATION OR
A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION,
LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBER

Exact Legal Name of Debtor	Registered Organization? (Yes/No)	Jurisdiction of Organization	Debtor’s Location (for purposes of NY UCC § 9-307)	Debtor’s Organization Identification Number (or, if it has none, so indicate)	Transmitting Utility? (Yes/No)
TAL INTERNATIONAL CONTAINER CORPORATION	Y	Del.	Del.	689911	No

ANNEX C
SCHEDULE OF TRADE AND FICTITIOUS NAMES

Trade or Fictitious Names
Trader Trader Containers Trader Lease SpaceWise ContainerSales.com Greyslot

ANNEX D DESCRIPTION OF CERTAIN SIGNIFICANT TRANSACTIONS OCCURRING WITHIN ONE YEAR PRIOR TO THE DATE OF THE SECURITY AGREEMENT

None

SCHEDULE 1
LIST OF CONTAINERS